EXHIBIT (99.2)

JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13G, dated July 31, 2009, with respect to the shares of Senesco Technologies, Inc.’s Common Stock, par value $0.01 per share, is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to the Schedule 13G and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 31st day of July, 2009.

PARTLET HOLDINGS, LTD.

By:	/s/ Robert Michael Blackie
Name:	Robert Michael Blackie
Title:	Director

ROBERT MICHAEL BLACKIE

By:	/s/ Robert Michael Blackie
Robert Michael Blackie, Individually

JULIE COWARD

By:	/s/ Julie Coward
Julie Coward, Individually

LETITIA CUMMINS*

By:	/s/ Robert Michael Blackie
Robert Michael Blackie, Individually as
Power of Attorney

FRANK GEE

By:	/s/ Frank Gee
Frank Gee, Individually

*	The Power of Attorney authorizing certain persons to sign and file this Joint Filing Agreement on behalf of certain Reporting Persons is filed as Exhibit 99.3 to the Schedule 13G.